KPMG LLP
Suite 3800
1300 South West Fifth Avenue
Portland, OR 97201

March 2, 2021

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Nautilus, Inc. and, under the date of February 26, 2021, we reported on the consolidated financial statements of Nautilus, Inc. as of and for the years ended December 31, 2020 and 2019, and the effectiveness of internal control over financial reporting as of December 31, 2020. On March 1, 2021, we were dismissed. We have read Nautilus, Inc.'s statements included under Item 4.01 of its Form 8-K dated March 2, 2021, and we agree with such statements except that we are not in a position to agree or disagree with Nautilus, Inc.'s statement in Item 4.01 (b) that Grant Thornton LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Nautilus, Inc.'s consolidated financial statements.

Very truly yours,

KPMG LLP